     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 16, 1999
                                                     Registration No. 333- _____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                  ------------
                           HUMAN GENOME SCIENCES, INC.
             (Exact name of registrant as specified in its charter)
                              9410 KEY WEST AVENUE
                            ROCKVILLE, MARYLAND 20850
                                 (301) 309-8504
                    (Address of principal executive offices)

                         DELAWARE                                                                          22-3178468
(State or other jurisdiction of incorporation or organization)                              (I.R.S. employer identification number)

                                  ------------
                           WILLIAM A. HASELTINE PH.D.
                             CHIEF EXECUTIVE OFFICER
                           HUMAN GENOME SCIENCES, INC.
                              9410 KEY WEST AVENUE
                            ROCKVILLE, MARYLAND 20850
                                 (301) 309-8504
  (Name, address, including zip code and telephone number, including area code of agent for service)
                                  ------------
                                   COPIES TO:
                            R.W. Smith, Jr., Esquire
                             Piper & Marbury L.L.P.
                             36 South Charles Street
                            Baltimore, Maryland 21201
                                 (410) 539-0489

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                                            PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES          AMOUNT             PROPOSED MAXIMUM             AGGREGATE            AMOUNT OF
           TO BE REGISTERED              TO BE REGISTERED     OFFERING PRICE PER NOTE     OFFERING PRICE (1)    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
5- 1/2%  Convertible Subordinated
Notes due 2006                              125,000,000              100%                    $125,000,000           $34,750
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
(including the associated
Rights to purchase Junior
Participating Preferred Stock) (2) (3)    2,394,636 shares            --                          --                   --
================================================================================================================================

(1) Equals the aggregate principal amount of the securities being registered.
(2) Such number represents the number of shares of common stock that are currently issuable upon conversion of the Notes; pursuant to Rule 416 under the Securities Act, the Registrant is also registering such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the Notes as a result of the antidilution protections of the Notes. Pursuant to Rule 457(i), no registration fee is required for these shares.
(3) The Rights to purchase our Junior Participating Preferred Stock initially are attached to and trade with the shares of our common stock being registered. Value attributable to such Rights, if any, is reflected in the market price of our common stock.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. The selling holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.


                  SUBJECT TO COMPLETION, DATED AUGUST 16, 1999

                                  $125,000,000
                           HUMAN GENOME SCIENCES, INC.
                 5-1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006

     Holders of our 5-1/2% Convertible Subordinated Notes due 2006 may offer for sale the Notes and the shares of our common stock into which the Notes are convertible at various times at market prices prevailing at the time of sale or at privately negotiated prices. The selling holders may sell the Notes or the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will pay interest on the Notes on July 1 and January 1 of each year, commencing on January 1, 2000. The Notes will mature on July 1, 2006. The Notes are subordinated to all of our existing and future senior indebtedness.

     The Notes are convertible at any time prior to maturity into shares of our common stock at a conversion price of $52.20 per share, which is equivalent to a conversion rate of 19.1571 shares per $1,000 principal amount of Notes, and is subject to adjustment under the terms of the Notes. Our common stock is listed on the Nasdaq National Market under the symbol "HGSI." The last reported bid price of our common stock on the Nasdaq National Market on August 13, 1999 was $60.125 per share.

     We may redeem the Notes on or after July 6, 2002. Holders may require us to repurchase the Notes upon a Change in Control, except that this repurchase right does not apply to transactions in which at least 90% of the consideration consists of common stock and in other circumstances under the terms of the Notes.

     We do not intend to apply for listing of the Notes on any securities exchange or for quotation through any automated quotation system. The Notes are eligible for trading in The Portal Market ("PORTAL"), a subsidiary of The Nasdaq Stock Market, Inc. The Notes are not expected to remain eligible for trading on the PORTAL system and a trading market may not develop for the Notes.

     We will not receive any proceeds from the sale of the Notes and the common stock into which the Notes are convertible by the selling holders. We will pay all expenses (other than selling commissions and fees and stock transfer taxes) of the registration and sale of the Notes and the common stock.

     INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

      Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        Prospectus dated     , 1999




                                TABLE OF CONTENTS

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
                                                                     PAGE
                                                                     ----
        WHERE YOU CAN FIND MORE INFORMATION......................    ii
        INCORPORATION BY REFERENCE...............................    ii
        SUMMARY..................................................    1
        RISK FACTORS.............................................    4
        USE OF PROCEEDS..........................................    17
        RATIO OF EARNINGS TO FIXED CHARGES.......................    17
        DESCRIPTION OF NOTES.....................................    18
        CERTAIN UNITED STATES FEDERAL INCOME TAX
          CONSIDERATIONS.........................................    33
        DESCRIPTION OF OUR CAPITAL STOCK.........................    38
        SELLING HOLDERS..........................................    42
        PLAN OF DISTRIBUTION.....................................    43
        LEGAL MATTERS............................................    44
        EXPERTS..................................................    44

                                 ---------------

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING HOLDERS ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                                 ---------------

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The Exchange Act file number for our SEC filings is 000-22962. You may read and copy any document we file at the following SEC public reference rooms:

Judiciary Plaza                              500 West Madison Street            7 World Trade Center
450 Fifth Street, N.W., Rm. 1024             14th Floor                         Suite 1300
Washington, D.C. 20549                       Chicago, Illinois  60661           New York, New York  10048

     You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. Our common stock is listed on the Nasdaq National Market under the symbol HGSI. You may read and copy our SEC filings and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or Internet site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" certain documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

     -    Annual Report on Form 10-K for the year ended December 31, 1998;

     - Quarterly Reports on Form 10-Q for the three months ended March 31, 1999 and June 30, 1999;

     - Description of Common Stock contained in Form 8-A filed pursuant to the Exchange Act.

     We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: 9410 Key West Avenue, Rockville, Maryland 20850, (301) 309-8504, Attention: Senior Vice President and Chief Financial Officer.

                                   -----------

     We furnish our stockholders with annual reports that contain audited financial statements and quarterly reports for the first three quarters of each year that contain unaudited interim financial information.

                                     SUMMARY

     This summary highlights information about Human Genome Sciences, Inc.. This summary is not complete and may not contain all the information you should consider before investing in the Notes or the common stock into which they are convertible. You should read this entire prospectus carefully.

                           HUMAN GENOME SCIENCES, INC.

     We research and develop novel, proprietary pharmaceutical and diagnostic products based on the discovery and understanding of the medical usefulness of genes. We have used automated, high speed gene sequencing technology to generate a large collection of partial human gene sequences. We believe that our collection includes most of the expressed genes in the human body. We also possess one of the largest proprietary databases of human and microbial genes, which we refer to as our "genomic database." We believe we have created a broad base of product opportunities based on our genomic database.

     We began our work in the genetics industry by identifying and cataloging genes. We have since focused primarily on the research and development of therapeutic protein product candidates. We use our advanced proprietary bioinformatics system to identify the most promising product candidates. We are able to analyze partial gene sequences, identify the genes corresponding to partial and full length gene sequences and the proteins encoded by those genes. As of June 30, 1999, we had isolated and characterized several thousand full-length genes and expressed and purified more than 300 potential therapeutic proteins. We are currently developing two therapeutic proteins in human clinical studies and evaluating a number of additional therapeutic protein product candidates in preclinical studies. We are also developing a gene therapy treatment for vascular disease in collaboration with Vascular Genetics, Inc., a joint venture in which we hold a substantial interest.

STRATEGY

     We have a two-pronged commercialization strategy:

     - Product Development and Commercialization. We use our internal capabilities to research and develop recombinant therapeutic proteins, which are proteins that can be produced on a large scale and used as drugs to treat diseases. Generally, our strategy is to develop potential products to a late preclinical or early clinical stage and then to collaborate with pharmaceutical or biotechnology companies for further development and commercialization. However, we may consider developing potential products on our own.

     - Corporate Collaborations. We increase our capabilities by collaborating with pharmaceutical companies for the development and commercialization of new products. We believe that these arrangements will enable us to focus our internal resources on a select number of product candidates while still exploiting the broader product opportunities presented by our genomic database.

FUNCTIONAL GENOMICS PROGRAM

     In our functional genomics program, we use our knowledge of new genes to identify and develop product opportunities. This program makes full use of the power of modern computers, automated laboratory instruments and advances in biology to discover new genes and to understand their potential medical applications. The program begins with the discovery of new human genes and extends to human clinical trials of the new drugs. We attribute our success in translating genomic information into new drug candidates to this discovery process.

PRODUCTS IN HUMAN TRIALS

     Our functional genomics program has produced three drugs currently undergoing human clinical trials. We believe these drugs are among the pharmaceutical industry's first genomics-derived drugs to enter human trials.

     - Myeloid Progenitor Inhibitory Factor-1, known as MPIF-1, is a protein designed to protect blood precursor cells from the toxic effects of several chemotherapy drugs. We began Phase II human clinical trials of MPIF-1 for the treatment of breast and ovarian cancer in November 1998.

     - Keratinocyte Growth Factor-2, known as KGF-2, is a protein designed to speed the repair of damaged mucosal tissues and to heal serious chronic wounds to the skin. KGF-2 may also be useful in treating a number of other conditions involving injury to epithelial cells. We began Phase II human clinical trials of KGF-2 for the treatment of venous ulcers in February 1999.

     - Vascular Endothelial Growth Factor-2, known as VEGF-2, is a gene-therapy drug designed to regenerate, or revascularize, the blood vessels of the heart and limbs. Phase I/II human clinical trials of VEGF-2 for the treatment of critical limb ischemia and coronary artery disease are ongoing. These trials are being conducted through our joint venture, Vascular Genetics.

INTELLECTUAL PROPERTY

     We vigorously pursue patents to protect our intellectual property. As of June 30, 1999, we had 62 issued U.S. patents covering 63 full-length human genes and had filed U.S. patent applications covering more than 6,300 human genes and the proteins they encode. We make patent filings outside the U.S. as we deem appropriate. In addition, we have filed patent applications on a substantial number of expressed sequence tags that represent our large collection of partial gene sequences, although there is substantial uncertainty as to the patentability of partial gene sequences.

COLLABORATIONS

     We currently collaborate with five partners in the development of therapeutic and diagnostic products based on our genomic database:

     SmithKline Beecham Corporation. We formed our initial collaboration with SmithKline Beecham in May 1993. In June 1996 and again in July 1997 we amended our collaboration agreements with SmithKline Beecham. Currently, these agreements:

     - permit us to designate six therapeutic proteins at any one time for our exclusive pre-clinical development and commercialization, subject to certain restrictions and co-development rights of our collaborators;

     - permit us and SmithKline Beecham to enter into additional collaboration agreements with additional partners in the field covered by our collaboration agreements with SmithKline Beecham;

     - provide procedures for outlicensing of diagnostic products by SmithKline Beecham;

     - permit us to develop and market diagnostic tests to support our own therapeutic products; and

     - provide for product development milestone payments, royalties and co-promotion rights.

As of June 30, 1999, we had received $125.0 million in payments from SmithKline Beecham. We are entitled to further product development milestone payments and royalty payments.

     Takeda Chemical Industries, Ltd. We and SmithKline Beecham formed a collaboration with Takeda in June 1995. Takeda was granted rights to develop and commercialize products based on our and SmithKline Beecham's human gene technology. We granted Takeda an option to develop and commercialize for Japan certain products developed by us.

     Additional Collaborations. We and SmithKline Beecham formed a collaboration with Schering Corporation and Schering-Plough, Ltd., Synthelabo S.A. and Merck KGaA in June and July 1996. These collaboration partners received rights to research, develop and commercialize therapeutic products based on our and SmithKline Beecham's human gene technology. Additionally, we have granted Schering-Plough and SmithKline Beecham the right to develop jointly with us, and share in any profits earned from the sale of drugs based on, some of the therapeutic protein product candidates to which we have retained exclusive development rights. Under these agreements, we will receive $87.5 million of license and research payments over five years, of which we had received $55.5 million as of June 30, 1999. In addition, these agreements provide for further milestone and royalty payments with respect to each product developed under these agreements.

     We have also formed collaborations in areas where we have retained exclusive rights, including the creation of bacterial vaccines and immunotherapeutics and antimicrobial agents based on genes of infectious agents and corn genomics. Pursuant to the terms of these collaboration agreements, we have received an aggregate of $29.1 million of license and research payments since 1996.

     We have entered into three gene therapy agreements, one with Schering-Plough as part of our other collaboration agreements, and two with early stage gene therapy companies, Vascular Genetics and Transgene S.A. We received equity interests in Vascular Genetics and Transgene in connection with granting them access to genes in our database. In addition, we expect to receive milestone payments and/or royalties from these collaborations. We also have certain co-marketing rights to products developed under the agreement with Transgene and certain manufacturing rights to products developed under the agreement with Vascular Genetics.

                                 ---------------

     We are a Delaware corporation. Our headquarters are located at 9410 Key West Avenue, Rockville, Maryland 20850-3338. Our telephone number is (301) 309-8504.

                                  RISK FACTORS

     You should carefully consider the following risk factors and the other information in this prospectus before investing in the Notes.


WE HAVE NOT TESTED OUR BUSINESS STRATEGY SO IT IS DIFFICULT TO ASSESS WHETHER WE WILL BE SUCCESSFUL

     Our business strategy is unproven so it is difficult to assess whether we will be successful. We use automated high speed gene sequencing technology to:

     - rapidly identify and obtain proprietary rights to a substantial number of genes; and

     - select from those genes promising candidates to develop novel pharmaceutical or diagnostic products or pharmaceutical targets.

     It is too early for us to determine whether or not our strategy can be implemented successfully. Unlike other companies that target particular diseases and try to find cures through gene-based therapies, we try to find as many genes as possible and then use this information as the basis for development of potential products. Our strategy may not result in the commercialization of any products.


WE MAY NOT BE SUCCESSFUL IN SELECTING GENES THAT CAN BE DEVELOPED COMMERCIALLY

     Although we have identified a substantial number of genes through partial sequencing, our success depends on our ability and that of our collaborators to determine which genes have potential value. To select potential product candidates, we invest significant time and resources to isolate and sequence full-length genes, test and analyze the genes, and determine their functions.

     Currently, we devote an increasing portion of our resources to identify and develop therapeutic protein product candidates. We have recently made substantial capital expenditures and hired additional personnel to foster these activities, including expenditures for both pre-clinical and clinical trials. We will incur additional costs to continue these activities. If we fail to allocate resources towards those products with the most commercial potential, if any, it could have a material adverse effect on our business. We may not be successful in selecting genes with the most potential for commercial development. In addition, after we select genes for development, we must then select an appropriate commercialization strategy for each potential product we choose to pursue. We may not be able to develop commercially any products based on genes we discover.


WE ARE AN EARLY STAGE COMPANY IN A NEW AND RAPIDLY EVOLVING INDUSTRY, SUBJECT TO A NUMBER OF RISKS THAT MAY LIMIT OUR REVENUE GROWTH

     We are in the early stages of development, and it will be a number of years, if ever, before we are likely to receive revenue from product sales or royalties. To date, substantially all of our revenue has resulted from payments made under our collaboration agreements with SmithKline Beecham and, to a lesser extent, from other collaboration, option and licensing agreements. We expect that most of our revenue for the foreseeable future will result from payments under our existing collaboration agreements. We expect to continue to incur substantial expenses relating to research and development efforts. We anticipate that these efforts will increase as we focus more of our efforts on preclinical testing and clinical trials required for the development of therapeutic protein product candidates. As a result, we expect to incur continued and increasing losses over the next several years, unless we can realize additional revenue under existing or new collaboration agreements. We may not receive milestone or royalty payments under our collaboration agreements with SmithKline Beecham or under our other collaboration agreements, and we may not become profitable.


OUR RELATIONSHIP WITH SMITHKLINE BEECHAM AND OTHER COLLABORATORS MAY PREVENT US FROM ENTERING INTO OTHER COLLABORATIVE AGREEMENTS

     We depend on SmithKline Beecham and our other collaboration partners for research, development and commercialization of products pursuant to our collaboration agreements. These collaboration agreements restrict our ability to enter into other collaboration agreements in specified fields, including restricting our ability to enter into new collaboration agreements granting rights to human gene technology in the fields covered by our collaboration agreements with SmithKline Beecham. These agreements give SmithKline Beecham and other collaborators the right to control the development, regulatory approval and marketing of any products developed by them under the agreements. Our ability to achieve profitability could be delayed or materially adversely affected if SmithKline Beecham or other collaborators fail to:

     -    develop marketable products;

     -    obtain regulatory approvals for products; or

     -    successfully market products based on the genes we identify.

     We have entered into collaboration agreements with several companies with respect to development of products based on genes we discovered in certain areas not covered by our collaboration agreements with SmithKline Beecham and have also entered into material transfer agreements with a number of academic institutions. We depend on the success of these outside parties in performing their responsibilities in connection with these agreements.


CONFLICTS OF INTEREST COULD ARISE BETWEEN US AND OUR COLLABORATORS

     Each of our collaborators conducts multiple product development efforts. Our collaborators may pursue existing or alternative technologies in preference to products being developed under the collaboration agreements with us. If our collaborators pursue these other products it could have a material adverse effect on our receipt of milestone and royalty revenues. Additionally, our collaborators may develop, either alone or with others, products that are similar to or in competition with products being developed under their collaboration agreements with us.


WE HAVE LIMITED EXPERIENCE IN DEVELOPING PRODUCTS

     We have recently started focusing an increasing amount of our resources on developing therapeutic protein product candidates. Our ability to develop and commercialize products based on therapeutic proteins and, in the future, other products to which we have retained commercial rights, will depend on our ability to:

     -    internally develop products;

     -    complete preclinical and clinical testing;

     -    obtain necessary regulatory approvals;

     -    effectively deploy sales and marketing resources; and

     -    enter into arrangements with third parties to provide such functions.

     We have only recently started this type of product development and have limited experience in this area. Although we have started clinical trials with respect to two potential therapeutic protein product candidates, we may not be successful in developing or commercializing these or other potential therapeutic protein products. We may not be able to enter into additional collaboration agreements for products we develop on favorable terms.


WE HAVE LIMITED EXPERIENCE IN CONDUCTING PRECLINICAL AND CLINICAL DEVELOPMENT ACTIVITIES.

     We have limited experience in conducting preclinical and clinical development activities. We may rely in large part on our collaboration partners and third party clinical research organizations to design and conduct most of these activities, if required. Our inability to contract for any necessary clinical activities on acceptable terms would impair or delay our ability to complete product development, which could have a material adverse effect on our business. If we rely on collaborators and third parties for preclinical and clinical development activities it may reduce our control over these activities and may make us dependent upon these parties.


OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES

     At June 30, 1999, we had outstanding total indebtedness of approximately $127.2 million. We are obligated to make annual payments to Maryland Industrial Development Financing Authority of approximately $450,000, plus interest, in connection with the financing of the construction and equipping of our protein expression facility. This substantial leverage will have several important consequences for our future operations, including:

     - a significant portion of our cash flow will be dedicated to the payment of interest on, and principal of, our indebtedness;

     - our ability to obtain additional financing in the future for capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; and

     - our ability to withstand competitive pressures, adverse economic conditions and adverse changes in governmental regulations and to make acquisitions or otherwise take advantage of significant business opportunities that may arise could be negatively impacted.


YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS SUBORDINATED TO ALL OF OUR EXISTING AND FUTURE SENIOR INDEBTEDNESS

     The Notes are general unsecured obligations, subordinated in right of payment to all of our existing and future senior indebtedness. Senior Indebtedness is defined to include all indebtedness for money borrowed, other than indebtedness that is expressly junior in right of payment to the Notes or ranks pari passu in right of payment to the Notes. At June 30, 1999, our senior indebtedness was approximately $2.2 million, all of which was secured. The terms of the Notes do not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee. Upon any distribution of our assets pursuant to any insolvency, bankruptcy, dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the Notes will be subordinated to the extent provided in the Indenture to the prior payment in full of all of our senior indebtedness. In addition, we may not repurchase any Notes in certain circumstances involving a Change in Control if at such time the subordination provision of the Indenture would prohibit us from making payments of principal in respect of the Notes. The failure to repurchase the Notes when required would result in an Event of Default under the Indenture and would constitute a default under the terms of our other indebtedness. See "Description of Notes."


OUR INDUSTRY IS VERY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE AGAINST COMPETITORS WITH SUBSTANTIALLY GREATER FINANCIAL RESOURCES

     A finite number of genes exist in the human genome. We believe that the majority of these genes have been identified by our efforts or those of others conducting genomic research. We believe that virtually all of these genes will be identified within several years. We continue to face substantial competition in our efforts to identify, establish the utility of and patent as many genes as possible within a short time frame both from entities using high throughput gene sequencers to discover genes, as well as from entities using more traditional methods to discover genes related to particular diseases. We expect that competition in this field will intensify.

     Our competitors include parties conducting research to identify genes and human genome research similar to or competitive with our focus on gene discovery, including:

     - institutes, including the U.S. government and the governments of Great Britain, France, Germany and Japan;

     - small laboratories associated with universities or other not-for-profit organizations;

     -    pharmaceutical and biotechnology companies; and

     -    government-financed programs.

     Many of our potential competitors have substantially greater research and product development capabilities and financial, scientific, marketing and human resources.

     Our competitors may:

     - succeed in identifying genes or developing products earlier than we do;

     - obtain approvals from the U.S. FDA or other regulatory agencies for products more rapidly than we do; or

     - develop products that are more effective than those we propose to develop.


     The other risks of competition include the following:

     - some of our competitors may be further advanced in developing potential products that may compete with our potential products;

     - research and development by others may render our products or the products we, along with our collaborators, may seek to develop obsolete or uneconomical;

     - other companies or institutions in our field may develop treatments, cures or diagnostics superior to any therapy or diagnostics we may develop;

     - any therapy or diagnostics we may develop may not be preferred to any existing or newly developed technologies;

     - the gene sequencing machines we use are commercially available and are currently being used by many other companies, in some cases for business purposes that compete with our business; and

     - a number of other companies have announced plans to engage in gene discovery and could acquire similar gene sequencing machines and develop procedures for automated sequencing of genes.


WE MAY NOT BE ABLE TO DEVELOP OUR TECHNOLOGIES

     Our development of products based on genes we discover is still in an early stage. The development of these products requires significant further research, development, testing and regulatory approvals and is subject to the risk of failure inherent in the development of products based on innovative technologies and the risks associated with drug development generally. These risks include the possibility that:

     - these technologies or any or all of the products based on these technologies will be found to be ineffective or toxic, or otherwise fail to receive necessary regulatory clearances;

     - the products, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market;

     - proprietary rights of third parties will preclude us or our collaborators from marketing products;

     -    third parties will market superior or equivalent products; and

     - we may not be able to access newly developed gene sequencing machines using new and superior technology which could render obsolete the gene sequencers we use.


BY THE TIME WE COMPLETE DEVELOPMENT, OUR PRODUCTS MAY BE OBSOLETE

     To date, relatively few products based on genes have been developed and commercialized. Even if we identify a gene and determine that it has potential commercial value, we may not be able to develop a commercially feasible product based on the gene or the protein expressed by the gene. Some areas of drug discovery conducted by our collaborators and other partners involve new technologies, and existing data on the safety and effect of these technologies is very limited. For instance, gene therapy drugs are relatively new and unproven. Currently, there are no products for patient use that have been developed from these technologies or that have received FDA approval. Our competitive position would be adversely affected if we are unable to anticipate future developments and obtain access to new technology. We need to address several significant scientific challenges before the therapeutic potential of these technologies can be commercially realized. For example:

     - commercialization of our products may take a number of years, if they are commercialized at all; and

     - development of products in new and rapidly evolving areas and technologies could render our actual or proposed products, services or processes obsolete before we recover a significant portion of our related research, development and capital expenses.


WE MAY NOT BE ABLE TO PATENT OUR DISCOVERIES OR PROTECT OUR PROPRIETARY RIGHTS

     Our commercial success depends in part on our ability to obtain patent protection on genes we discover. We apply for patent protection for genes identified by partial sequencing and, subsequently, for those genes we fully sequence. We may not be able to patent genes based on partial sequences. Even if we can get patent protection for these sequences, it may not provide effective commercial exclusivity. Our commercial success may be adversely affected if we are unable to obtain patent protection on partial gene sequences. We have isolated and obtained full-length sequence information for many of the genes that we or our collaborators intend to develop further and have filed, and continue to file, for patent protection based on these full-length sequences. However, we do not expect to isolate and fully sequence a significant portion of the partial gene sequences we discover. In some situations, we depend upon our collaborators to file and prosecute patent applications.


PATENT LAWS AND INTERPRETATION OF PATENT LAWS ARE SUBJECT TO CHANGES THAT MAY ADVERSELY AFFECT US

     The patent positions of biotechnology firms generally are highly uncertain and involve complex legal and factual questions. There is a substantial backlog of biotechnology patent applications at the U.S. Patent and Trademark Office and no clear policy has emerged regarding the breadth of claims covered in biotechnology patents. There have been, and continue to be, intensive discussions on the scope of patent protection for both gene fragments and full-length genes. There have also been proposals for review of the appropriateness of patents on genes and gene fragments. The biotechnology patent situation outside the U.S. is even more uncertain and is currently undergoing review and revision in many countries. These proposals and other changes in patent laws in the U.S. and other countries may result in changes in, or interpretations of, the patent laws which will adversely affect our patent position.


MANY OF OUR PATENT APPLICATIONS ARE PENDING

     As of June 30, 1999, we had:

     - patent applications filed for more than 6,300 human genes and their corresponding proteins;

     - U.S. patent applications filed for all or portions of genomes of eight infectious microorganisms and one non-infectious microorganism; and

     -    62 U.S. patents issued covering 63 full-length human genes.

     Our pending applications covering full-length genes and their corresponding proteins may not result in the issuance of any patent. For example, our disclosures in these applications may not be sufficient to meet the statutory requirements for patentability in all cases. Additionally, many genes may be covered by our patent applications and as a result we cannot predict what issues may arise in connection with our patent applications or the timing of the grant of patents with respect to genes covered by these patent applications.

OUR PATENT APPLICATIONS FOR PARTIAL HUMAN GENE SEQUENCES MAY NOT BE GRANTED

     We have filed U.S. patent applications claiming more than 200,000 partial human gene sequences. These applications seek to protect partial human and non-human gene sequences, the full-length gene sequences that include the partial sequences, as well as derived products and uses. These applications identify possible biological functions for some of the genes based in part on a comparison to genes included in public databases, but do not contain any laboratory or clinical data with respect to these biological functions. Some court decisions indicate that disclosure of a partial sequence may not be sufficient to support the patentability of a full-length sequence. We believe that these court decisions, as well as the uncertain position of the Patent and Trademark Office, present a significant risk that patents will not be issued based on patent disclosures limited to partial gene sequences. Finally, even if patents are issued on the basis of partial gene sequences, there is uncertainty as to the scope of the coverage, enforceability or commercial protection provided by any of these patents.


ADVANCE PUBLICATION OF INFORMATION ABOUT THE GENES WE DISCOVER COULD HURT OUR CHANCES OF GETTING PATENT PROTECTION

     Publication of information about genes we identify before we apply for patent protection based on the full-length gene could adversely affect our ability to obtain patent protection. Washington University has identified genes through partial sequencing pursuant to funding provided by Merck & Co. and has deposited the partial sequences identified in a public database. In January 1997, The Institute for Genomic Research, or TIGR, in collaboration with the National Center for Biological Information, disclosed full-length DNA sequences which are reportedly in excess of 35,000 sequences that were assembled from partial gene sequences available in publicly accessible databases or sequenced at TIGR. This type of disclosure might limit the scope of claims or make unpatentable subsequent patent applications on full length genes we file which, in the case of genes of commercial significance, could have a material adverse effect on our business.

     In July 1994, we reached an agreement with TIGR and SmithKline Beecham to contribute a number of partial copies of DNA, or cDNA, sequences to a human cDNA database. Under the agreement, the human cDNA database was accessible only to academic scientists and researchers at non-profit institutions that sign access agreements. In October 1996, TIGR notified SmithKline Beecham and us of its decision to terminate the human cDNA database agreement according to its terms, effective in April 1997. TIGR and researchers who received access to proprietary data in the human cDNA database had certain rights to publish human cDNA sequences in which we had rights. The termination of this agreement eliminated limitations on publication of those sequences in the human cDNA database as of that date. In addition, the termination eliminated previous restrictions on TIGR's ability to publish sequence information. This publication may have adversely affected or will adversely affect our ability to obtain patent protection for some genes in which we may have an interest.


OUR PATENT APPLICATIONS MAY BE DENIED OR OUR USE RESTRICTED IF SIMILAR APPLICATIONS HAVE BEEN FILED OR SIMILAR PATENTS ARE ISSUED

     Other companies or institutions may have filed patent applications or may file patent applications in the future which cover genes similar to our patent applications. The number of patent applications covering genes and proteins expressed by genes has been increasing, and is expected to continue to increase, as a result of the increase in the number of entities conducting genomic research. Others have filed patent applications that cover genes for which we have filed patent applications, including applications based on our therapeutic protein candidates. The Patent and Trademark Office would decide the priority of competing patent claims in an interference proceeding. Any patent application filed by a third party may have priority over patent applications we filed, in which event we may be required to negotiate a royalty arrangement to pursue a potential product or refrain from developing a potential product.


PATENTS MAY NOT BE ISSUED FOR OUR APPLICATIONS AND EVEN IF THEY ARE THEY MAY NOT PROTECT OUR DISCOVERIES

     Patents may not be issued for the applications we file. If any additional patents are issued, they may not provide commercially meaningful protection against competitors. Any patent issued may not provide us with competitive advantages, and may be challenged by others. Furthermore, others may independently develop similar products which could result in an interference proceeding in the Patent and Trademark Office. Others may be able to design around issued patents or develop products providing similar effects to products we are developing based on genes or proteins expressed by genes which are not covered by our patents. In addition, others may discover uses for genes or proteins other than those uses covered in our patent applications, and these other uses may be separately patentable. In this case, the holder of a use patent covering an invention as to which we have a composition of matter patent claim could exclude us from selling a product for a use covered by their use patent.


OUR POTENTIAL PRODUCTS MAY CONFLICT WITH PATENTS THAT HAVE BEEN OR MAY BE GRANTED TO COMPETITORS, UNIVERSITIES OR OTHERS

     As the biotechnology industry expands and more patents are issued and other companies engage in the business of discovering genes through the use of high speed sequencers, the risk increases that our potential products may give rise to claims that they infringe the patents of others. Other persons could bring legal actions against us claiming damages and seeking to stop our manufacturing and marketing of the affected products. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any action and a required license may not be available on acceptable terms. We believe that there will continue to be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in litigation, it could consume a substantial portion of our resources.

     A small percentage of sequences covered by our patent filings were identified pursuant to research funded by grants from the U.S. Department of Energy. The Department of Energy has a statutory right under certain circumstances, including lack of action on the part of the holder of the patent rights to achieve practical application of the invention or a need to alleviate public health or safety concerns not reasonably satisfied by the holder of the patent rights, to grant to other parties licenses under the patents which may be granted based on research funded by the Department of Energy.


WE MAY BE UNABLE TO PROTECT OUR TRADE SECRETS WHICH MAY ENABLE OTHERS TO COMPETE MORE EFFECTIVELY

     We rely on trade secret protection to protect our confidential and proprietary information. We believe that we have developed proprietary procedures for making cDNA libraries and sequencing and analyzing genes. We have not sought patent protection for these procedures. Additionally, we have developed a substantial database concerning genes we have identified. However, trade secrets are generally difficult to protect. While we have entered into confidentiality agreements with employees and academic collaborators who are provided data or materials under material transfer agreements, we may not be able to prevent their disclosure of these data or materials. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. We may not be able to meaningfully protect our trade secrets. In addition, specific trade secrets important to our business have been developed by, or are in the possession of, TIGR, including information concerning sequencing procedures and genes identified by TIGR. Although TIGR also enters into confidentiality agreements with its employees, these trade secrets may not be meaningfully protected.


LOSS OF KEY MANAGEMENT AND OTHER PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS

     We depend on our senior executive officers as well as certain key scientific and other personnel. Although we have entered into employment agreements with some of our executives, the employment agreements are for a limited period of time, and not all key personnel have employment agreements. Our employment agreement with Dr. William A. Haseltine, our Chairman of the Board and Chief Executive Officer, expires in February 2000. Although Dr. Haseltine's employment agreement automatically extends for additional one year terms, the agreement can be terminated by either party four months prior to the end of the applicable term. If Dr. Haseltine decided to terminate his employment with us, such termination could have a material adverse effect on our business. Further, we have not purchased key-man life insurance on any of our executive officers or key personnel. Competition among pharmaceutical and biotechnology companies for qualified employees is intense, and the loss of qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the expansion of our activities, could adversely affect our business and prospects, including hindering our ability to successfully complete clinical tests and develop marketable drugs.


WE MAY NOT BE ABLE TO CONTINUE TO GROW OUR BUSINESS IF WE DO NOT OBTAIN SIGNIFICANT ADDITIONAL FUNDS ON ACCEPTABLE TERMS

     Since inception, we have expended, and expect to continue to expend, substantial funds to continue our research and development programs. If we incur unanticipated expenses or delays in receipt of revenue, we may require additional financing to fund our operating expenses and capital requirements. We may not be able to obtain such additional financing on acceptable terms. If we raise additional funds by issuing equity securities, further dilution to our existing stockholders may result.


WE MAY NOT BE ABLE TO REPAY THE NOTES

     Our ability to pay the principal of and interest on our indebtedness, including the Notes, will depend on our future performance, which is subject to a variety of factors, uncertainties and contingencies, many of which are beyond our control. We cannot assure you that we will generate sufficient cash flow in the future to enable us to meet our anticipated debt service requirements, including those with respect to the Notes.

WE MAY BE UNABLE TO RAISE THE FUNDS NECESSARY TO REPURCHASE THE NOTES IN THE EVENT OF A CHANGE IN CONTROL

     In the event of a Change in Control, each Holder of Notes will have the right, at the Holder's option, to require us to repurchase all or any part of such Holder's Notes. We cannot assure you that we will have sufficient financial resources or will be able to arrange financing to pay the repurchase price of such Notes. Our ability to repurchase the Notes in such event may be limited by law, the Indenture and the terms of other agreements relating to borrowing that constitute senior indebtedness, as such indebtedness or agreements may be entered into, replaced, supplemented or amended at any time or from time to time. We may be required to refinance our senior indebtedness in order to make any such payment. We may not have the financial ability to repurchase the Notes in the event payment of our senior indebtedness is accelerated. The term "Change in Control" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or result in a downgrade of the credit rating of the Notes, nor would the requirement that we offer to repurchase the Notes upon a Change in Control necessarily afford holders of the Notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction. The term "Change in Control" does not apply to transactions in which 90% of the consideration paid for our common stock in a merger or similar transactions consists of common stock and in certain other circumstances where our common stock is trading at a premium over its conversion price. See "Description of Notes -- Certain Rights to Require Purchase of Notes Upon a Change in Control."


WE ARE SUBJECT TO UNCERTAIN GOVERNMENT REGULATORY REQUIREMENTS AND GOVERNMENT APPROVALS MAY TAKE A LONG TIME TO OBTAIN

     Our products are subject to an extensive regulatory approval process by the FDA and comparable agencies in other countries. The regulation of new therapeutic products and diagnostics is extensive, and the required preclinical and clinical testing is lengthy and expensive. We may not obtain FDA approvals in a timely manner, or at all. We and our collaborators may encounter significant delays or excessive costs in our efforts to secure necessary approvals or licenses. Even if FDA regulatory approvals are obtained, the FDA extensively regulates manufacturing, labeling, distributing, marketing, promotion and advertising after product approval. Moreover, several areas in which we or our collaborators may develop products involve relatively new technology and have not been the subject of extensive product testing in humans. Accordingly, the regulatory requirements governing these products and related clinical procedures remain uncertain. In addition, these products may be subject to substantial additional review by various governmental regulatory authorities, which could prevent or delay approval. Regulatory requirements ultimately imposed on these and other areas could adversely affect our ability to clinically test, manufacture and market products.


WE ARE SUBJECT TO ENVIRONMENTAL PROTECTION LAWS WHICH MAY LIMIT OUR ABILITY TO CONDUCT OUR BUSINESS

     State and federal laws regarding environmental protection and hazardous substances control affect our business. We believe we are in material compliance with applicable laws relating to environmental protection and hazardous substances control. We cannot predict the impact that these laws or any changes in these laws may have on our future operations. Federal and state agencies and congressional committees have expressed interest in further regulating biotechnology. We cannot estimate the extent and impact of regulation in the biotechnology field, including genetic testing, resulting from any future federal, state or local legislation or administrative action.


WE RELY ON A SINGLE SUPPLIER FOR GENE SEQUENCING MACHINES AND CERTAIN REAGENTS

     We currently rely on a single supplier, Applied Biosystems, a division of PE Corporation (formerly Perkin-Elmer Corporation), to provide all of our gene sequencing machines and certain reagents we require in connection with the gene sequencing process. PE Corporation has recently created Celera Genomics Corporation, an entity that is sequencing the human genome and could potentially be one of our competitors. While other gene sequencing machines are available, we do not believe that other machines are as efficient as the machines we currently use. The gene sequencing machines or the reagents may not remain available in commercial quantities at acceptable costs. If we are unable to obtain additional machines or an adequate supply of reagents or other ingredients at commercially reasonable rates, our ability to continue to identify genes through gene sequencing would be adversely affected.


WE CURRENTLY HAVE A LIMITED MANUFACTURING CAPACITY AND MUST RELY ON THIRD
PARTIES

     We do not currently have any manufacturing facilities licensed to supply materials suitable for clinical trials or for commercial sale or any experience in manufacturing materials suitable for clinical trials or for commercial sale. In the near term, we intend to rely on third parties for production of certain therapeutic proteins for use in pre-clinical and early clinical development. We depend on these third parties to comply with current good manufacturing practices, known as cGMPs, and other regulatory requirements and to deliver materials on a timely basis. These third parties may not perform adequately. Any failures by these third parties may delay clinical development or the submission of products for regulatory approval, or otherwise impair our competitive position, which could have a material adverse effect on our business.

     During 1997 and 1998, we designed and the Maryland Economic Development Corporation, or MEDCO, constructed a process development and production facility for the preparation of clinical trial quantities of our therapeutic proteins. Construction was substantially completed in February 1999. After construction, the facility must be validated and inspected by the FDA to determine compliance with cGMP requirements. A delay in validation of the facility could adversely affect the cost and timing of clinical trials and could delay submission of products for regulatory approval. We have entered into a long-term lease arrangement with MEDCO for the facility.

     We intend to establish additional manufacturing capabilities in order to meet our long-term commercial manufacturing requirements. However, we may contract with third party manufacturers or may develop products with partners and take advantage of the partner's manufacturing capabilities. We may not be able to successfully establish manufacturing capabilities and manufacture our products economically or in compliance with cGMPs and other regulatory requirements.


WE CURRENTLY HAVE NO MARKETING CAPABILITY AND MUST RELY ON THIRD PARTIES TO MARKET OUR PRODUCTS

     We generally expect to rely on collaborators or on third parties that we contract with to market any products. In either case, we expect to depend on third parties for marketing. However, in the future, we may also co-promote or retain U.S. marketing rights to certain of our products. If we decide to market products directly, it will require significant additional expenditures and management resources to develop an external sales force and implement our marketing strategy. Our collaborators or other third parties may not be successful in marketing products and we may not be able to establish a successful marketing force.


CHANGES IN THE HEALTHCARE SYSTEM AND REIMBURSEMENT POLICIES COULD ADVERSELY AFFECT OUR BUSINESS

     In recent years, there have been numerous proposals to change the healthcare system in the U.S. Some of these proposals included measures that would limit or eliminate payments for certain medical procedures and treatments or subject the pricing of pharmaceuticals to government control. In addition, newly-approved healthcare products may not be reimbursed by healthcare systems. Government and other third-party payors increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement of new therapeutic and diagnostic products and by refusing, in some cases, to provide any coverage of uses of approved products for disease indications other than those for which the FDA has granted marketing approval. Future legislative proposals may be adopted and Federal, state or private payors for healthcare goods and services may take action to limit their payments for such goods and services. We cannot predict the effect that changes in the healthcare system may have on our business, and these changes may have a material adverse effect on our business.


YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET FOR THE NOTES WILL DEVELOP

     The Notes are new issues of securities for which there currently is no public market. Although the initial purchaser has informed us that it currently intends to make a market in the Notes, it is not obligated to do so. The initial purchaser may discontinue any such market making activity at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for any series of the Notes.


OUR STOCK PRICE HAS BEEN AND WILL LIKELY CONTINUE TO BE VOLATILE

     Our stock price and the stock prices of emerging and biotechnology companies like us have historically been highly volatile. The market price of the notes and the common stock could fluctuate substantially because of:

     - future announcements concerning our company or our competitors, including the results of clinical testing, technological innovations or new commercial products;

     -    changes in government regulations;

     -    regulatory actions;

     -    announcements relating to healthcare reform;

     -    developments concerning proprietary rights;

     -    litigation; and

     -    public concern as to the safety of our products.

In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many emerging and biotechnology companies. These fluctuations have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Notes or the common stock.


FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD DEPRESS OUR STOCK PRICE

     Sales of substantial amounts of our common stock in the public market following this offering, or the appearance that a large number of shares is available for sale, could adversely affect the market price for our common stock. All of our executive officers have agreed not to sell or otherwise dispose of any shares of common stock until September 21, 1999, without the prior written consent of Credit Suisse First Boston Corporation.


THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH MAY NOT PROVE TO BE ACCURATE

     This prospectus contains forward-looking statements and information relating to our company. We generally identify forward-looking statements in this offering circular using words like "believe," "intend," "expect," "may," "should," "plan," "project," "contemplate," "anticipate" or similar statements. These forward-looking statements are contained in the sections entitled "Risk Factors," "Business" and other sections of this prospectus. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual results may differ significantly from the results discussed in these forward-looking statements. We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.


                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the Notes and the common stock into which the Notes are convertible by the selling holders.


                       RATIO OF EARNINGS TO FIXED CHARGES

                                 (in thousands)


                                                      SIX MONTHS ENDED JUNE 30,
                                                      -------------------------
                                                         1999           1998
                                                         ----           ----

Deficiency of earnings available to cover
fixed charges (1)......................                   $(14,276)     $(8,285)

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------------------
                                                        1998        1997        1996       1995     1994
                                                        -----       -----       -----      -----    -----

Deficiency of earnings available to cover
fixed charges (1)......................               $(22,957)   $(21,148)   $(7,559)   $(32,719)   $9,740


(1) Earnings consist of net loss plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and that portion of rental expense we believe to be representative of interest.

                              DESCRIPTION OF NOTES

     We issued the Notes under an indenture (the "Indenture"), dated as of June 25, 1999, between us and The Bank of New York, as trustee (the "Trustee"). The following description is only a summary of the material provisions of the Indenture, the Notes and the Registration Rights Agreement. We urge you to read the Indenture, the Notes and the Registration Rights Agreement in their entirety because they, and not this description, define your rights as holders of these Notes. You may request copies of these documents at our address set forth under the caption "Where You Can Find More Information." The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

GENERAL

     These Notes are unsecured, subordinated obligations of Human Genome Sciences. We issued the Notes with a principal amount limited to $125,000,000. Interest on the Notes will accrue at the rate of 5 1/2% per annum and will be payable semiannually in arrears on July 1 or January 1 of each year commencing on January 1, 2000. Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. We will make each interest payment to the holders of record ("Holders") of these Notes on the immediately preceding June 15 or December 15 (whether or not such day is a business day).

     We will pay the principal of, premium, if any, and interest on the Notes at the office or agency maintained by us in the Borough of Manhattan in New York City. Holders may register the transfer of their Notes at the same location. We reserve the right to pay interest to Holders of the Notes by check mailed to such Holders at their registered addresses or by wire transfer to Holders of at least $2,000,000 aggregate principal amount of Notes. Interest on the Notes will be computed on the basis of a 360-day year comprised of 12 30-day months.

     Except under the limited circumstances described below, the Notes will be issued only in fully-registered book-entry form, without coupons, and will be represented by one or more Global Notes. There will be no service charge for any registration of transfer or exchange of Notes. We may, however, require the Holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with any such transfer or exchange.


BOOK-ENTRY, DELIVERY AND FORM

     We will issue the Notes in the form of one or more Global Notes except as described under "-- Certificated Notes" below. The Global Notes will be deposited with, or on behalf of, the clearing agency registered under the Exchange Act that is designated to act as depositary for the Notes (the "Depositary") and registered in the name of the Depositary or its nominee. DTC will be the initial Depositary. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. You may hold your beneficial interests in the Global Notes directly through the Depositary if you have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

     The Depositary has advised us that it is:

     - a limited-purpose trust company organized under the laws of the State of New York;

     -    a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of the Global Notes, the Depositary will credit, on its book-entry registration and transfer system, the principal amount of Notes represented by such Global Notes to the accounts of participants. The initial purchaser will designate the accounts to be credited. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the Global Notes other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in a Global Note.

     So long as the Depositary or its nominee is the registered holder and owner of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Notes for all purposes of such Notes and the Indenture. Except as set forth below, as an owner of a beneficial interest in a Global Note, you will be subject to the following limitations:

     - you will not be entitled to have the Notes represented by the Global Notes registered in your name;

     - you will not receive or be entitled to receive physical delivery of certificated Notes; and

     - you will not be considered to be the owners or Holders of any Notes under the Global Notes.

We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that the Depositary, as the holder of the Global Notes, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and premium, if any, and interest on Notes represented by a Global Note registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Notes.

     We expect that the Depositary or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Notes owning through such participants.

     Unless and until the Global Notes are exchanged in whole or in part for certificated Notes, the Global Notes may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to another nominee of such Depositary.

     Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


YEAR 2000 ISSUES RELATING TO DTC

     DTC management is aware that some computer applications, systems and the like for processing dates ("Systems") that are dependent upon calendar dates, including dates before, on or after January 1, 2000, may encounter "year 2000 problems." DTC has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third-party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third-party vendors from whom DTC acquired services to: (a) impress upon them the importance of such services being year 2000 compliant and
(b) determine the extent of their efforts for year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

CERTIFICATED NOTES

     The Notes represented by the Global Notes are exchangeable for certificated Notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

     - the Depositary notifies us that it is unwilling or unable to continue as Depositary for the Global Notes, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act or announces an intention permanently to cease business or in fact does so;

     - we in our discretion at any time determine not to have all of the Notes represented by the Global Notes; or

     - an Event of Default (as defined under the caption "-- Events of Default") has occurred and is continuing.

     Any Note that is exchangeable pursuant to the above is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the Global Notes are not exchangeable, except for Global Notes of the same aggregate denomination to be registered in the name of the Depositary or its nominee.


CONVERSION RIGHTS

     A Holder may, at any time prior to the close of business on the business day immediately preceding the maturity date, convert a Note or any portion of a
Note into shares of common stock initially at the conversion price of $52.20 per share unless such Note or portion thereof has been previously redeemed. The right to convert a Note called for redemption will terminate at the close of business on the business day immediately preceding the date fixed for such redemption (the "Redemption Date") unless we default in making the payment due on the Redemption Date. For information as to notices of redemption, see "-- Optional Redemption."

     If we declare or make a distribution in respect of our common stock referred to in clause (4) or (5) below by means of dividend or otherwise, the Holder of each Note, upon conversion of such Note after the close of business on the date fixed for the determination of stockholders entitled to receive such distribution and prior to the effectiveness of the conversion price adjustment in respect of such distribution pursuant to clause (4) or (5) below, will be entitled to receive for each share of common stock into which such Note is converted, the portion of the evidences of indebtedness, shares of capital stock, cash and other property so distributed applicable to one share of common stock. In lieu of distributing any portion of such distribution not consisting of cash or our securities, we may, with respect to all Holders so converting, pay such Holder cash equal to the fair market value thereof.

     The conversion price will be subject to adjustment upon the occurrence of certain events, including:

               (1) the issuance of common stock as a dividend or distribution on common stock;

               (2) the issuance to all holders of common stock of rights, warrants or options entitling them to subscribe for or purchase common stock at less than the "current market price" (as defined in the Indenture) per share;

               (3) subdivisions and combinations of common stock;

               (4) distributions to all holders of common stock of evidences of our indebtedness, shares of capital stock, securities, cash or property (excluding any rights, warrants or options referred to in clause (2) above and any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in clause (1) above);

               (5) distributions consisting exclusively of cash to all holders of common stock in an aggregate amount that, together with (A) other all-cash distributions made within the preceding 12 months and (B) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by us or one of our Subsidiaries (as such term is defined in the Indenture) for the common stock concluded within the preceding 12 months, exceeds 12.5% of the our aggregate market capitalization (such aggregate market capitalization being the product of the current market price of the common stock multiplied by the number of shares of common stock then outstanding) on the date of such distribution; and

               (6) the successful completion of a tender or exchange offer made by us or one of our Subsidiaries for the common stock which involves an aggregate consideration that, together with (X) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by us or one of our Subsidiaries for the common stock concluded within the preceding 12 months and (Y) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 12.5% of our aggregate market capitalization on the expiration of such tender or exchange offer.

No adjustment of the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted.

     If we distribute rights or warrants (other than those referred to in clause
(2) of the preceding paragraph) pro rata to holders of common stock, so long as any such rights or warrants have not expired or been redeemed by us, the Holder of any Note surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows:

          (1) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the rights or warrants; and

          (2) if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such Note was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the rights or warrants.

The conversion price of the Notes will not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

     If the common stock is converted into the right to receive other securities, cash or other property as a result of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions, each Note then outstanding would (without the consent of any Holders of Notes) become convertible only into the kind and amount of securities, cash and other property receivable upon the transaction by a Holder of the number of shares of common stock which would have been received by a Holder immediately prior to such transaction if such Holder had converted its Note.

     We will not issue fractional shares of common stock to a Holder who converts a Note. In lieu of issuing fractional shares, we will pay a cash adjustment based upon the market price.

     Except as described in this paragraph, no Holder of Notes will be entitled, upon conversion thereof, to any actual payment or adjustment on account of accrued and unpaid interest or on account of dividends on shares of common stock issued in connection therewith. If any Holder surrenders a Note for conversion between the close of business on any record date for the payment of an installment of interest and the opening of business on the related interest payment date (except Notes called for redemption on a Redemption Date within such period between and including such record date and interest payment date), such Holder must deliver payment to us of an amount equal to the interest payable on such interest payment date on the principal amount converted together with the Note being surrendered.

     If at any time we make a distribution of property to our stockholders which would be taxable to such stockholders as a dividend for federal income tax purposes (e.g., distributions of evidences of our indebtedness or assets, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the conversion price adjustment provisions of the Indenture, the conversion price of the Notes is reduced, such reduction may be deemed to be the receipt of taxable income to Holders of the Notes.

     In addition, we may make such reductions in the conversion price as our board of directors (the "Board") deems advisable to avoid or diminish any income tax to holders of shares of common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes or for any other reasons.


OPTIONAL REDEMPTION

     At any time on or after July 6, 2002, we will be entitled at our option to redeem all or a portion of these Notes upon at least 20 and not more than 60 days' notice by mail to the Holders of the Notes, at the following redemption prices (expressed as percentages of the principal amount on the Redemption
Date), plus accrued and unpaid interest to (but not including) the Redemption Date (subject to the rights of Holders of record on any relevant record date to receive interest due on any relevant interest payment date that is on or prior to such redemption date), if redeemed during the twelve-month periods set forth below:

                                                        REDEMPTION
                            YEAR                          PRICE
        -----------------------------------------      -----------
        July 6, 2002 through June 30, 2003...........   102.75%
        July 1, 2003 through June 30, 2004...........   101.83%
        July 1, 2004 through June 30, 2005...........   100.92%
        July 1, 2005 and thereafter..................   100.00%

     If we opt to redeem less than all of the Notes at any time, the Trustee will select or cause to be selected the Notes to be redeemed by such method as it deems fair and appropriate. In the event of a partial redemption, the Trustee may provide for selection for redemption of portions of the principal amount of any Note of a denomination larger than $1,000.

     There is no sinking fund provision in the Notes.

CERTAIN RIGHTS TO REQUIRE PURCHASE OF NOTES UPON A CHANGE IN CONTROL

     Upon the occurrence of any of the following events (each a "Change in Control"), each Holder of Notes will have the right to require that we repurchase such Holder's Notes on the date fixed by us that is not less than 30 nor more than 45 days (the "Repurchase Date") after we give notice of the Change in Control, at a purchase price (the "Repurchase Price") in cash equal to 100% of the principal amount of such Notes on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase:

          (1) any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or agency or political subdivision thereof (a "Person"), or any Persons acting together in a manner which would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto, together with any Affiliates (as defined in the Indenture) thereof, (i) become the Beneficial Owners (as defined below), directly or indirectly, of our capital stock, entitling such Person or Persons and its or their Affiliates to exercise more than 50% of the total voting power of all classes of our capital stock entitled to vote generally in the election of our directors or (ii) shall succeed in having sufficient of its or their nominees (who are not supported by a majority of the then current Board) elected to the Board such that such nominees, when added to any existing directors remaining on the Board after such election who are Affiliates of or acting in concert with such Persons, shall constitute a majority of the Board;

          (2) we shall be a party to any transaction pursuant to which the common stock is converted into the right to receive other securities (other than common stock), cash and/or property (or we, by dividend, tender or exchange offer or otherwise, distribute other securities, cash and/or property to holders of common stock) and the value of all such securities, cash and/or property distributed in such transaction and any other transaction effected within the 12 months preceding consummation of such transaction (as determined in good faith by the Board, whose determination shall be conclusive and described in a certified resolution of the Board) is more than 50% of the average of the daily Closing Prices for the five consecutive Trading Days ending on the Trading Day immediately preceding the date of such transaction (or, if earlier, the Trading Day immediately preceding the "ex" date (as defined in paragraph (7) of Section 13.04 of the Indenture) for such transaction); or

          (3) we shall consolidate with or merge into any other Person or sell, convey, transfer or lease its properties and assets substantially as an entirety to any Person other than one of our Subsidiaries, or any other Person shall consolidate with or merge into us (other than in the case of this clause (3), pursuant to any consolidation or merger where Persons who are our stockholders immediately prior thereto become the Beneficial Owners of shares of capital stock of the surviving company entitling such Persons to exercise more than 50% of the total voting power of all classes of such surviving company's capital stock entitled to vote generally in the election of directors).

On or prior to the Repurchase Date, we shall deposit with a paying agent an amount of money sufficient to pay the aggregate Repurchase Price of the Notes which is to be paid on the Repurchase Date.

     We may not purchase any Note pursuant to the preceding paragraph at any time when the subordination provisions of the Indenture otherwise would prohibit us from making payments of principal in respect of the Notes. If we fail to repurchase the Notes when required under the preceding paragraph, such failure will constitute an Event of Default (as defined under the caption "-- Events of Default") under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

     Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred:

     - if the Closing Price of the common stock for any five Trading Days during the ten Trading Days immediately preceding the Change in Control is at least equal to 105% of the conversion price in effect immediately preceding the Change in Control; or

     - if at least 90% of the consideration (excluding cash payments for fractional shares or cash payments for appraisal rights) received or to be received by the holders of our common stock in the transaction or transactions constituting a Change in Control consists of (x) shares of common stock, or securities convertible into such shares of common stock, of an entity organized under the laws of a U.S. jurisdiction whose shares of common stock are, or upon issuance will be, traded on a national securities exchange in the U.S. or through The Nasdaq Stock Market, Inc. or (y) shares of common stock of an entity organized under the laws of a jurisdiction outside of the U.S., or American Depositary Shares representing such shares of common stock, that are, or upon issuance will be, traded on a national securities exchange in the U.S. or through The Nasdaq Stock Market, Inc., if such entity has a worldwide total market capitalization of its equity securities (before giving effect to the transaction or transactions constituting a Change in Control) of at least US$5 billion.

     On or before the 15th day after we know or reasonably should know a Change in Control has occurred, we will be required to mail to all Holders of record of the Notes a notice (the "Company Notice") of the occurrence of such Change in Control, stating:

     -    the Repurchase Date;

     -    the date by which the repurchase right must be exercised;

     -    the Repurchase Price for the Notes; and

     - the procedures which a Holder of Notes must follow to exercise such repurchase right.

     To exercise the repurchase right, the Holder of a Note will be required to deliver, on or before the 30th day after the date of the Company Notice, an irrevocable written notice to us (or an agent designated by us for such purpose) and the Trustee of the such Holder's exercise of such right, together with the certificates evidencing the Note or Notes with respect to which the right is being exercised, duly endorsed for transfer. In addition, if the Repurchase Date falls between the relevant record date and the corresponding succeeding interest payment date, the Notes to be repurchased must also be accompanied by payment from the Holder of an amount equal to the interest on such Notes which the Holder is to receive on such interest payment date.

     The effect of these provisions granting the Holders the right to require us to purchase the Notes upon the occurrence of a Change in Control may make it more difficult for any person or group to acquire control of Human Genome Sciences or to effect a business combination with us. Moreover, under the Indenture, we will not be permitted to pay principal of or interest on, or otherwise acquire the Notes (including any repurchase at the election of the Holders of Notes upon the occurrence of a Change in Control) if a payment default on Senior Indebtedness (as defined under "-- Subordination" below) has occurred and is continuing, or in the event of our insolvency, bankruptcy, reorganization, dissolution or other winding up where Senior Indebtedness is not paid in full. Our ability to pay cash to Holders of Notes following the occurrence of a Change in Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors -- We may be unable to raise the funds necessary to repurchase the Notes in the event of a Change in Control."

     If a Change in Control occurs and the Holders exercise their rights to require us to repurchase Notes, we intend to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 (other than SEC filing requirements if not then applicable) and 14e-1, as then in effect, with respect to any such purchase.

     The term "Beneficial Owner" shall be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act or any successor provision thereto, except that a Person shall be deemed to have "beneficial ownership" of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time. The term "Trading Day" means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market. The "Closing Price" on any Trading Day with respect to the per share price of common stock means the last reported sales price regular way or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if the common stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the common stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, on The Nasdaq Stock Market, Inc. or, if the common stock is not listed or admitted to trading on any national securities exchange or The Nasdaq Stock Market, Inc., the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that we select from time to time for that purpose and is reasonably acceptable to the Trustee.


REGISTRATION RIGHTS

     We have agreed pursuant to the Registration Rights Agreement that we will, subject to certain rights to suspend use of the shelf registration statement, use our best efforts to keep the shelf registration statement of which this prospectus forms a part effective after its effective date for as long as shall be required to permit sales under Rule 144(k) under the Securities Act or any successor rule or regulation thereto. The following requirements and restrictions will generally apply to a Holder selling such securities pursuant to this prospectus:

     -    such Holder will be required to be named as selling security holder;

     -    such Holder will be required to deliver a prospectus to purchasers;

     - such Holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

     - such Holder will be bound by the provisions of the Registration Rights Agreement which are applicable to such Holder (including certain indemnification obligations).

      If any of the following events occurs (each, a "Registration Default"), additional interest will accrue on the Notes over and above the rate set forth in the title of the Notes at the rate of 0.5% per annum if, after the shelf registration statement has been declared effective, such shelf registration statement ceases to be effective or usable (subject to certain exceptions, including the right to suspend the use of the shelf registration statement under certain circumstances for up to 60 days) in connection with resales of Notes and the common stock issuable upon the conversion thereof in accordance with and during the periods specified in the Registration Rights Agreement.

      Such additional interest will accrue from and including the date on which any such Registration Default occurs to but excluding the date on which all Registration Defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate certain provisions of the Registration Rights Agreement, the Holders of the Notes will be entitled to equitable relief, including injunction and specific performance. We may not oppose the granting of such equitable relief.


CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may, without the consent of the Holders of any of the Notes, consolidate with or merge into any other Person or convey, transfer or lease our properties substantially as an entirety to, any other Person, if:

     - the successor, transferee or lessee (the "Successor Company") if other than us, expressly assumes our obligations under the Indenture and the Notes by means of a supplemental indenture entered into with the Trustee;

     - after giving effect to the transaction, no Event of Default and no event which, with notice or lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing;

     - the Successor Company is (A) organized under the laws of any U.S. jurisdiction or (B) is organized under the laws of a jurisdiction outside the U.S. and has (i) common stock or American Depositary Shares representing such common stock traded on a national securities exchange in the U.S. or through The Nasdaq Stock Market, Inc. and (ii) a worldwide total market capitalization of its equity securities (before giving effect to such consolidation or merger) of at least US$5 billion; and

     -    certain other conditions specified in the Indenture are met.

     Under any consolidation by us with, or merger by us into, any other Person or any conveyance, transfer or lease of our properties and assets substantially as an entirety as described in the preceding paragraph, the Successor Company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, Human Genome Sciences under the Indenture, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants under the Indenture and the Notes.


EVENTS OF DEFAULT

     Each of the following is an "Event of Default":

               (1) a default in the payment of any interest upon any of the Notes when due and payable, continued for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture;

               (2) a default in the payment of the principal of and premium, if any, on any of the Notes when due (including on a Redemption Date), whether or not such payment is prohibited by the subordination provisions of the Indenture;

               (3) a default in our obligation to provide notice of a Change in Control or default in the payment of the repurchase price in respect of any Note on the repurchase date therefor, whether or not such payment is prohibited by the subordination provisions of the Indenture;

               (4) a default by us in the performance, or breach, of any of our other covenants in the Indenture which are not remedied by the end of a period of 60 days after written notice to us by the Trustee or to us and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes;

               (5) failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by us in excess of $10 million, if such indebtedness is not discharged, or such acceleration is not waived or annulled, by the end of a period of 10 days after written notice to us by the Trustee or to us and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes; or

               (6) certain events of bankruptcy, insolvency or reorganization of Human Genome Sciences.

     If an Event of Default (other than of a type referred to in clauses (1), (2) or (6) of the preceding paragraph) occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of and accrued interest on all Notes to be immediately due and payable. Such declaration may be rescinded if certain conditions are satisfied. If an Event of Default of the type referred to in clause (6) of the preceding paragraph occurs, the principal amount of and accrued interest on the outstanding Notes shall automatically become immediately due and payable.

     The Holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee; provided that such direction does not conflict with any rule of law or with the Indenture. The Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due or the right to convert such
Note in accordance with the Indenture, no Holder may institute any proceeding or pursue any remedy with respect to the Indenture or the Notes unless:

     - such Holder has previously given the Trustee notice that an Event of Default is continuing;

     - Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

     - such Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

     - the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

     - the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

     In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the officers signing such certificate know of any default by us in the performance or observance of any of the terms of the Indenture. If such officers do know of a default, the certificate must specify the status and nature of all such defaults.


MODIFICATION AND WAIVER

     We and the Trustee may enter into one or more supplemental indentures that add, change or eliminate provisions of the Indenture or modify the rights of the Holders of the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no supplemental indenture may, among other things:

     - change the stated maturity of the principal of or any installment of interest on any Note;

     - reduce the principal amount of, or the premium or rate of interest on, any Note;

     - adversely affect the right of any Holder to convert any Note as provided in the Indenture;

     - change the place of payment where, or the coin of currency in which, the principal of any Note or any premium or interest thereon is payable;

     - impair the right to institute suit for the enforcement of any such payment on or with respect to any Note on or after the stated maturity (or, in the case of redemption, on or after the Redemption Date);

     - modify the subordination provisions of the Indenture in a manner adverse to the Holders of the Notes;

     - modify the redemption provisions of the Indenture in a manner adverse to the Holders of the Notes;

     - modify the provisions of the Indenture relating to our requirement to offer to repurchase Notes upon a Change in Control in a manner adverse to the Holders of the Notes;

     - reduce the percentage in principal amount of the outstanding Notes the consent of whose Holders is required for any such modification or amendment of the Indenture or for any waiver of compliance with certain provisions of, or of certain defaults under the Indenture; or

     -    modify the foregoing requirements.

     Without the consent of any Holders of Notes, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

          (1) to evidence a successor to us and the assumption by such successor of our obligations under the Indenture and the Notes;

          (2) to add to our covenants for the benefit of the Holders of the Notes or to surrender any right or power conferred on us;

          (3) to secure our obligations in respect of the Notes;

          (4) to make provision with respect to the conversion rights of Holders of the Notes pursuant to the requirements of the Indenture;

          (5) to make any changes or modifications to the Indenture necessary in connection with the registration of the Notes under the Securities Act as contemplated by the Indenture;

          (6) to cure any ambiguity or inconsistency in the Indenture;

          (7) to comply with any requirement in connection with the qualification of the Indenture under the Trust Indenture Act; or

          (8) to make any other provisions with respect to matters or questions arising under the Indenture which are not inconsistent with the provisions of the Indenture.

However, no supplemental indenture entered into pursuant to clause (5), (6), (7) or (8) above may adversely affect the interests of the Holders of the Notes.

     The Holders of a majority in principal amount of the outstanding Notes may, on behalf of the Holders of all Notes, waive compliance by us with certain restrictive provisions of the Indenture. The Holders of a majority in principal amount of the outstanding Notes may, on behalf of the Holders of all Notes, waive any past default under the Indenture and its consequences, except a default in the payment of the principal of or any premium or interest on any Note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.


SUBORDINATION

     The payment of the principal of and premium, if any, and interest on the Notes will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. When there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of Human Genome Sciences, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon, or provision for such payment in money or money's worth, before the Holders of the Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Notes. No payments on account of principal of, premium, if any, or interest on the Notes or on account of the purchase or acquisition of Notes may be made if a default in any payment with respect to Senior Indebtedness has occurred and is continuing or if any judicial proceeding is pending with respect to any such default.

     By reason of such subordination, in the event of insolvency, our creditors who are not holders of Senior Indebtedness (including Holders of the Notes) may recover less, ratably, than holders of Senior Indebtedness.

     "Senior Indebtedness" means the principal of and premium, if any, and interest on all our indebtedness for money borrowed, other than the Notes, whether outstanding on the date of the execution of the Indenture or thereafter created, incurred, guaranteed or assumed, except such indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to the Notes or any other indebtedness of ours or (ii) ranks pari passu in right of payment to the Notes.

     The term "indebtedness for money borrowed," when used with respect to us, means:

     - any obligation of, or any obligation guaranteed by, us for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

     - all our obligations with respect to interest rate hedging arrangements to hedge interest rates relating to our Senior Indebtedness;

     - any deferred payment obligation of, or any such obligation guaranteed by, us for the payment of the purchase price of property or assets evidenced by a note or similar instrument; and

     - any obligation of, or any such obligation guaranteed by, us for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on our balance sheet under generally accepted accounting principles.

     At June 30, 1999, Senior Indebtedness was approximately $2.2 million, all of which was secured. We expect from time to time to incur additional indebtedness. The Indenture does not limit or prohibit us from incurring additional Senior Indebtedness or additional indebtedness. See "Risk Factors -- Your right to receive payments on the Notes is subordinated to all of our existing and future senior indebtedness."


DEFEASANCE

     We at any time, upon satisfaction of the requirements described below, may terminate all of our obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those to maintain a registrar and paying agents and hold moneys for payment in trust, to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes, to provide for conversion of the Notes, to comply with the Registration Rights Agreement, and to repurchase the Notes in the event of a Change in Control. In addition, we may terminate our obligations to comply with certain restrictive covenants ("covenant defeasance") relating to the maintenance of our properties and payment of taxes and other claims, the operation of the cross default and cross acceleration provisions and the subordination provisions of the Notes.

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the Notes may not be accelerated because of the occurrence of certain Events of Default.

     To exercise either defeasance option, we must irrevocably deposit in trust with the Trustee money and/or U.S. Government Obligations (as defined below) that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the outstanding Notes. We may only establish such trust if, among other things:

     - no Event of Default (or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default) shall have occurred or be continuing;

     - we have delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the trust so created to be subject to the Investment Company Act of 1940, as amended;

     - in the case of (A) legal defeasance, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that

          Holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, or (B) covenant defeasance, we have delivered to the Trustee an opinion of counsel to the effect that the Holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

     -    we satisfy certain other customary conditions precedent.

     "U.S. Government Obligations" means securities that are (X) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (Y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.


REGARDING THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture.


GOVERNING LAW

     The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles.


                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a general discussion of the material United States federal income tax considerations relevant to purchasing, owning and disposing of the Notes and the common stock into which you may convert the Notes. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations.

     This discussion does not deal with all aspects of United States federal income taxation that may be important to holders of the Notes or shares of the common stock received upon conversion thereof, and it does not include any description of the tax laws of any state, local or foreign government. This discussion is limited to beneficial owners who hold the Notes and the shares of common stock received upon conversion thereof as capital assets within the meaning of Section 1221 of the Code. Moreover, this discussion is for general information only and does not purport to address all of the United States federal income tax consequences that may be relevant to particular purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or person who have hedged the risk of owning a Note or a share of common stock) that may be subject to special rules.

     For the purpose of this discussion, a "United States Holder" refers to a beneficial owner of a Note or common stock who or which is:

     - a citizen or resident of the United States for United States federal income tax purposes;

     - a corporation, partnership or other entity created or organized in or under the laws of the United States or political subdivision thereof (except to the extent otherwise provided in regulations in the case of a partnership);

     - an estate the income of which is subject to United States Federal income taxation regardless of its source;

     - a trust if (A) a United States court is able to exercise primary supervision over the administration of the trust and (B) one or more United States fiduciaries have authority to control all substantial decisions of the trust; or

     - otherwise subject to United States Federal income tax on a net income basis in respect of its worldwide taxable income.

     The term "Non-United States Holder" refers to any beneficial owner of Note or common stock who or which is not a United States Holder.

     PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE CONVERSION OF THE NOTES INTO SHARES OF COMMON STOCK, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

CERTAIN FEDERAL TAX CONSIDERATIONS APPLICABLE TO UNITED STATES HOLDERS

     Interest on Notes. Interest paid on the Notes will be taxable to a United States Holder as ordinary interest income in accordance with such holder's method of tax accounting. We expect that the Notes will not be issued with original issue discount ("OID") within the meaning of the Code.

     Constructive Dividend. Certain corporate transactions, such as distributions of assets to holders of common stock, may cause a deemed distribution to the holders of the Notes if the conversion price or conversion ratio of the Notes is adjusted to reflect such corporate transaction. Such deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules discussed under "Dividends on Shares of Common Stock."

     Sale or Exchange of Notes or Shares of Common Stock. In general, a United States Holder of Notes will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Notes measured by the difference between:

     - the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest) and

     -    the United States Holder's tax basis in the Notes.

A United States Holder's tax basis in Notes generally will equal the cost of the Notes to the holder. In general, each United States Holder of common stock into which the Notes have been converted will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the common stock under rules similar to those applicable to the Notes. Special rules may apply to redemptions of the common stock which may result in the amount paid being treated as a dividend. Gain or loss on the disposition of the Notes or shares of common stock will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Notes or the common stock that was disposed of exceeded one year. Net capital gain (i.e., any excess of net long-term capital gains over net short-term capital losses) realized by individual taxpayers is taxable at a maximum rate of 20%.

     Conversion of Notes. A United States Holder of Notes generally will not recognize gain or loss on the conversion the Notes solely into shares of common stock (other than cash received in lieu of fractional shares). The United States Holder's tax basis in the shares of common stock received upon conversion of the Notes will be equal to the holder's aggregate tax basis in the Notes exchanged therefor (less any portion allocable to cash received in lieu of a fractional share). The holding period of the shares of common stock received by the holder upon conversion of Notes generally will generally include the period during which the holder held the Notes prior to the conversion.

     Cash received in lieu of a fractional share of common stock should be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares exchanged therefor.

     Dividends on Shares of Common Stock. Distributions on shares of common stock will constitute dividends for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles. Dividends paid to holders that are United States corporations may qualify for the dividends-received deduction.

     To the extent, if any, that a United States Holder receives distributions on shares of common stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed our current and accumulated earnings and profits, such distribution will be treated first as a non-taxable return of capital reducing the holder's basis in the shares of common stock. Any such distribution in excess of the holder's basis in the shares of common stock will be treated as capital gain.


CERTAIN FEDERAL TAX CONSIDERATIONS APPLICABLE TO NON-UNITED STATES HOLDERS

     Interest on Notes. Generally, interest paid on the Notes to a Non-United States Holder will not be subject to United States federal income tax if:

     - such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder;

     - the Non-United States Holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of the Code (for this purpose, the holder of Notes being deemed to own constructively the common stock into which it could be converted); and

     - the beneficial owner, under penalty of perjury, certifies that the owner is not a United States person and provides the owner's name and address.

If certain requirements are satisfied, the certification described the last clause above may be provided by a securities clearing organization, a bank or other financial institution that holds customers' securities in the ordinary course of its trade or business. Under recently adopted United States Treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, the certification described in the last clause above may also be provided by a qualified intermediary on behalf of one or more beneficial owners (or other intermediaries), provided that such intermediary has entered into a withholding agreement with the Internal Revenue Service and certain other conditions are met. A holder that is not exempt from tax under these rules will be subject to United States federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to United States persons generally. Corporate Non-United States Holders that receive interest income that is effectively connected with the conduct of a trade or business within the United States may also be subject to an additional "branch profits" tax on such income. Non-United States Holders should consult applicable income tax treaties, which may provide different rules.

     Sales or Exchange of Notes or Shares of Common Stock. A Non-United States Holder generally will not be subject to United States federal income tax on gain recognized upon the sale or other disposition of the Notes or shares of common stock unless:

     - the gain is (or is treated as) effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder; or

     - in the case of Non-United States Holder who is a nonresident alien individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present.

If we are a "United States real property holding corporation," a Non-United States Holder may be subject to federal income tax with respect to gain realized on the disposition of such Notes or shares of common stock as if it were effectively connected with a United States trade or business and the amount realized will be subject to withholding at the rate of 10%. We are not currently, and do not expect prior to the maturity of the Notes to become, a "United States real property holding corporation." The amount withheld pursuant to these rules will be creditable against such Non-United States Holder's United States federal income tax liability and may entitle such Non-United States Holder to a refund upon furnishing required information of the Internal Revenue Service. Non-United States Holders should consult tax treaties, which may provide different rules.

     Conversion of Notes. A Non-United States Holder generally will not be subject to United States federal income tax on the conversion of a Note into shares of common stock. To the extent a Non-United States Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a Note or common stock.

     Dividends on Shares of Common Stock. Generally, any distribution on shares of common stock to a Non-United States Holder will be subject to United States federal income tax withholding at a rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, in which case the dividend will be subject to the United

States federal income tax on net income that applies to United States persons generally. Corporate Non-United States Holders that receive dividend income that is effectively connected with the conduct of a trade or business within the United States may also be subject to an additional "branch profits" tax on such income. Non-United States Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding or other rules different from those described above. A Non-United States Holder (and in the case of Non-United States Holders that are treated as partnerships or other fiscally transparent entities, partners, shareholders or other beneficiaries of such Non-United States Holders) may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

     Federal Estate Taxes. A Note beneficially owned by an individual who is a Non-United States Holder at the time of his or her death generally will not be subject to U.S. federal estate tax as a result of such individual's death; provided that:

     - such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code; and

     - interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a U.S. trade or business by such individual.

     Common stock owned or treated as owned by an individual who is a Non-United States Holder at the time of his or her death will be included in such individual's estate for United States federal estate tax purposes and thus will be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.


INFORMATION REPORTING AND BACKUP WITHHOLDING

     United States Holders. Information reporting and backup withholding may apply to payments of interest or dividends on or the proceeds of the sale or other disposition of the Notes or shares of common stock made us with respect to certain non-corporate United States Holders. Such United States Holders generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the United States Holder's federal income tax, upon furnishing the required information to the Internal Revenue Service.

     Non-United States Holders. Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payment of principal, interest and premium (if any) to Non-United States Holders if the payee fails to certify that the holder is a Non-United States person or if we or our paying agent has actual knowledge that the payee is a United States person.

     The payment of the proceeds on the disposition of Notes or shares of common stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-United States Holder of Notes or shares of common stock to or through a foreign office of a broker will not be subject to backup withholding.

However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, information reporting will apply unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary or unless the owner otherwise establishes and exemption. Both backup withholding and information reporting will apply to the proceeds from such dispositions if the broker has actual knowledge that the payee is a United States Holder.

     Recently adopted United States Treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, alter the foregoing rules in certain respects. Among other things, such regulations provide presumptions under which a Non-United States Holder is subject to information reporting and backup withholding at the rate of 31% unless we receive certification from the holder of non-U.S. status. Depending on the circumstances, this certification will need to be provided:

     -    directly by the Non-United States Holder;

     - in the case of a Non-United States Holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of such entity; or

     - certain qualified financial institutions or other qualified entities on behalf of the Non-United States Holder.


                        DESCRIPTION OF OUR CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. The following is a description of our capital stock.


COMMON STOCK

     We are authorized to issue 50,000,000 shares of common stock. Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose. After the payment of liquidation preferences to holders of any outstanding preferred stock, holders of our common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to the stockholders in the event of our liquidation, dissolution, or winding up. Holders of our common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.


PREFERRED STOCK

     Our certificate of incorporation allows us to issue without stockholder approval preferred stock having rights senior to those of our common stock. Our board of directors is authorized, without further stockholder approval, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. We have issued rights that are in some cases exercisable for shares of Junior Participating Preferred Stock. See "-- Rights Agreement."

     Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

     - for any transaction from which the director derives an improper personal benefit.

     As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Our bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law, except that we will indemnify a director or officer in connection with an action initiated by that person only if the action was authorized by our board of directors. The indemnification provided under our certificate of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. If we do not pay a claim for indemnification within 60 days after we have received a written claim, the claimant may at any time thereafter bring an action to recover the unpaid amount of the claim and, if successful the director or officer will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

     Under our bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law.


POSSIBLE ANTI-TAKEOVER EFFECTS

     Our certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, provisions of Delaware law may hinder or delay an attempted takeover of our company other than through negotiation with our board of directors. These provisions could have the effect of discouraging attempts to acquire us or remove our management even if some or a majority of our stockholders believe this action to be in their best interest, including attempts that might result in the stockholders' receiving a premium over the market price for the shares of our common stock held by the stockholders.

     Classified Board of Directors; Removal, Vacancies. Our certificate of incorporation provides that our board of directors will be divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors in a relatively short period of time. Our certificate of incorporation provides that directors may be removed only for cause. In addition, vacancies and newly created directorships resulting from any increase in the size of our board of directors may be filled only by the affirmative vote of a majority of the directors then in office, a quorum, or by a sole remaining director. These provisions would prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

     Special Stockholders' Meetings. Our certificate of incorporation and bylaws provide that, special meetings of stockholders, unless otherwise prescribed by statute, may be called only:

     -    by the board of directors or by our chairman or president; or

     - by the holders of at least majority of our securities outstanding and entitled to vote generally in the election of directors.

     Section 203 of Delaware Law. In addition to these provisions of our certificate of incorporation and bylaws, we are subject to the provisions of
Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of our company or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.


RIGHTS AGREEMENT

     Our board of directors has adopted a rights plan pursuant to which one preferred share purchase right was issued for each outstanding share of common stock. Each Right entitles the registered holder to purchase one one-thousandth of a share of Junior Participating Preferred Stock, par value $.01 per share, at a price of $250.00 per one one-thousandth of a share, subject to adjustment. The rights would become exercisable ten days after a person or group acquires 15%, or 20% in the case of some of our stockholders, or more of the outstanding common stock or commences or announces a tender or exchange offer which would result in such ownership.

     If, after the rights become exercisable, we were to be acquired through a merger or other business combination transaction or 50% or more of our assets or earning power were sold, each right would permit the holder to purchase, for the exercise price, common stock of the acquiring company having a market value of twice the exercise price. In addition, if any person acquires 15%, or 20% in the case of some of our stockholders, or more of our outstanding common stock, each right not owned by such person would permit the purchase, for the exercise price, of common stock having a market value of twice the exercise price.

     The rights expire on May 20, 2008, unless earlier redeemed or exchanged by us. The purchase price payable and the shares of preferred stock issuable upon exercise of the rights would be subject to adjustment from time to time as specified in the rights agreement. In addition, our board of directors would retain the authority to redeem, at $0.001 per right, and replace the rights with new rights at any time, provided that no redemption could occur after a person or group acquires 15% or more of the outstanding common stock.

     Shares of this preferred stock, when issued upon exercise of the rights, will be non-redeemable and will rank junior to all series of any other class of preferred stock. Each share of this preferred stock will be entitled to a cumulative preferential quarterly dividend payment equal to the greater of $250.00 per share or 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of shares of this preferred stock will be entitled to a preferential liquidation payment equal to the greater of $1,000 per share or 1,000 times the payment made per share of common stock. Each share of this preferred stock will entitle the holder to 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of this preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights would be subject to anti-dilution adjustments.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, New York, New York.

                                 SELLING HOLDERS

     The Notes were originally issued by us and sold by the initial purchaser in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers or other institutional accredited investors. Selling holders, which term includes their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the Notes and common stock into which the Notes are convertible.

     The following table sets forth information, as of August 2, 1999, with respect to the selling holders and the respective principal amounts of Notes beneficially owned by each selling holder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the Notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the Notes or the common stock, no estimate can be given as to the amount of the Notes or the common stock that will be held by the selling holders upon termination of any such sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.



                                                                   PRINCIPAL AMOUNT OF            COMMON STOCK
                                                                   NOTES BENEFICIALLY          OWNED PRIOR TO THE
                                                                          OWNED                      ------------
                                                                 AND OFFERED HEREBY (1)       OFFERING AND OFFERED
                                                                 ----------------------       --------------------
NAME                                                                                               HEREBY (1)(2)
----                                                                                          ---------------------
Argent Classic Convertible Arbitrage Fund L.P.                          $5,000,000                    95,785.44
Argent Classic Convertible Arbitrage Fund (Bermuda) L.P.                 8,300,000                 1,590,038.31
Deeprock & Co.                                                           2,000,000                    38,314.18
BankAmerica Pension Plan                                                 1,000,000                    19,157.09
General Motors Welfare Benefit Trust (L-T Veba)                          1,000,000                    19,157.09
Retail Clerks Pension                                                    1,000,000                    19,157.09
Deutsche Bank Securities Inc.                                            5,000,000                    95,785.44
Forest Fulcrum Fund L.P.                                                 1,900,000                    36,398.47
Forest Alternative Strategies Fund II, L.P. Series A5I                     125,000                     2,394.64
Forest Alternative Strategies Fund II, L.P. Series A5M                      40,000                       766.28
Forest Performance Fund                                                    300,000                    300,052.2
Sylvan IMA, LTD                                                            500,000                     9,578.54
Forest Global Convertible Fund Series A5                                 2,985,000                    57,183.91
Lipper Convertibles, L.P.                                               11,000,000                   210,727.97
SG Cowen Securities Corp.                                                3,000,000                    57,471.26
LTT Limited                                                                150,000                     2,873.56
Any other holder of Notes or future transferee from any
such holder (4) (5)....................                                 81,700,000                 1,565,134.10
                                                                      ------------             ----------------

Total.................................                                $125,000,000                 4,119,994.73
                                                                      ============             ================

-------------
(1) Includes common stock into which the Notes are convertible.

(2) Assumes a conversion price of $52.20 per share and a cash payment in lieu of any fractional interest.

(3) Credit Suisse First Boston Corporation acted as initial purchaser in connection with the offer and sale of the Notes in June 1999.

(4) Information concerning other selling holders of Notes will be set forth in prospectus supplements from time to time, if required.

(5) Assumes that any other holders of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the Notes are convertible.


     Other than as noted above, none of the selling holders has had any material relationship with us or our affiliates within the past three years. The selling holders acquired the Notes from the initial purchaser in June 1999 or July 1999 in a private placement. All of the Notes were "restricted securities" under the Securities Act prior to this registration.

     The selling holders have represented to us that they purchased the shares for their own account for investment only and not with a view toward selling or distributing them, except pursuant to sales registered under the Securities Act or exemptions. We agreed with the selling holders to file the registration statement to register the resale of the shares. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the date on which the Notes and the common stock into which the Notes are convertible no longer qualify as "registrable securities" under the Registration Rights Agreement.

     Information concerning the selling holders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of common stock into which the Notes are convertible may increase or decrease.

                              PLAN OF DISTRIBUTION

     The selling holders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the Notes and the common stock into which the Notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The Notes and the common stock into which the Notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Such sales maybe effected in transactions, which may involve crosses or block transactions:

     - on any national securities exchange or quotation service on which the Notes or the common stock may be listed or quoted at the time of sale;

     -    in the over-the-counter market;

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market;

     - through the writing of options, whether such options are listed on an options exchange or otherwise; or

     -    through the settlement of short sales.

     In connection with the sale of the Notes and the common stock into which the Notes are convertible or otherwise, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the Notes or the common stock into which the Notes are convertible and deliver these securities to close out such short positions, or loan or pledge the Notes or the common stock into which the Notes are convertible to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling holders from the sale of the Notes or common stock into which the Notes are convertible offered by them hereby will be the purchase price of such Notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our outstanding common stock is listed for trading on the Nasdaq National Market. We do not intend to list the Notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the Notes.

     In order to comply with the securities laws of some states, if applicable, the Notes and common stock into which the Notes are convertible may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Notes and common stock into which the Notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of
Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder may not sell any Notes or common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

     To the extent required, the specific Notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We entered into a Registration Rights Agreement for the benefit of holders of the notes to register their Notes and common stock under applicable federal and state securities laws under certain circumstances and at certain times. The Registration Rights Agreement provides for cross-indemnification of the selling holders and Human Genome Sciences and their respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay all of our expenses and substantially all of the expenses incurred by the selling holders incident to the offering and sale of the Notes and the common stock, provided that each selling holder will be responsible for payment of commissions, concessions and discounts of underwriters, broker-dealers or agents.


                                  LEGAL MATTERS

     Piper & Marbury L.L.P., will provide us with an opinion as to legal matters in connection with the Notes and the common stock offered by this prospectus.


                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual report on form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                          [HUMAN GENOME SCIENCES LOGO]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the National Association Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

  Securities and Exchange Commission registration fee                $ 34,750
  National Association of Securities Dealers, Inc. filing fee            -
  Nasdaq National Market listing fee                                     *
  Transfer agent's and registrar's fees                                  *
  Printing expenses                                                      *
  Legal fees and expenses                                                *
  Accounting fees and expenses                                           *
  Blue Sky filing fees and expenses                                      *
  Miscellaneous expenses                                                 *
                                                                    ----------

       Total                                                             *
                                                                    ==========


-------
*      To be filed by amendment.


15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant's Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary.
Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

16.  EXHIBITS

EXHIBIT NO.                      DESCRIPTION
-----------                      -----------
3.1*                         Restated Certificate of Incorporation of the Registrant

3.2*                         Restated Bylaws of the Registrant

4.1**                        Rights Agreement between the Registrant and

4.2***                       American Stock Transfer & Trust Company, as Rights
                             Agent, dated as of May 20, 1998 Indenture dated as of June 25, 1999 between Human Genome Sciences,
                             Inc. and The Bank of New York, as trustee, including the form of 5-1/2% Convertible
                             Subordinated Notes due 2006 included in Article II thereof

4.3***                       Registration Rights Agreement dated as of June 25, 1999
                             between Human Genome Sciences, Inc. and the Initial
                             Purchaser

5.1                          Opinion of Piper & Marbury L.L.P.

12.1                         Computation of Ratio of Earnings to Fixed Charges

23.1                         Consent of Ernst & Young LLP, Independent Auditors

23.2                         Consent of Piper & Marbury L.L.P (include in Exhibit 5.1)

24.1                         Powers of Attorney (included on signature page)

25.1                         Form T-1 Statement of Eligibility of The Bank of New York
                             to act as Trustee under the Indenture



--------------
* Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.
** Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the SEC on May 28, 1998.
*** Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the SEC on June 28, 1999.

17.  UNDERTAKINGS

A.   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, Maryland, on the 16th day of August, 1999.

                                        HUMAN GENOME SCIENCES, INC.

                                        By:   /s/   William A. Haseltine
                                           -----------------------------
                                              William A. Haseltine, Ph.D.
                                              Chairman of the Board and
                                                Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints William A. Haseltine, Ph.D. and Craig Rosen, Ph.D., and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

NAME                                         TITLE                                               DATE
----                                         -----                                               ----

  /s/ William A. Haseltine                   Chairman of the Board, Chief Executive Officer
------------------------------------         and Director (Principal Executive Officer)          August 16, 1999
William A. Haseltine, Ph.D.


  /s/ Craig Rosen                            Senior Vice President of Research and Development
-------------------------------------        and Director                                        August 16, 1999
Craig Rosen, Ph.D.


  /s/  Steven C. Mayer                       Senior Vice President and Chief Financial Officer
----------------------------------------     (Principal Accounting and Financial Officer         August 16, 1999
Steven C. Mayer


  /s/ Robert A. Armitage                     Director                                            August 16, 1999
------------------------------------
Robert A. Armitage


/s/  Jurgen Drews                            Director                                            August 16, 1999
------------------------------------
Jurgen Drews, M.D

                                             Director                                            August 16, 1999
---------------------------
Beverly Sills Greenough


  /s/ Robert D. Hormats                      Director                                            August 16, 1999
------------------------------------
Robert D. Hormats


  /s/  Max Link                              Director                                            August 16, 1999
------------------------------------
Max Link, Ph.D.


  /s/ Alan G. Spoon                          Director                                            August 16, 1999
------------------------------------
Alan G. Spoon


  /s/ Laura D'Andrea Tyson                   Director                                            August 16, 1999
------------------------------------
Laura D'Andrea Tyson, Ph.D

                                             Director                                            August 16, 1999
---------------------------
James B. Wyngaarden, M.D

EXHIBIT INDEX

EXHIBIT NO.                      DESCRIPTION

3.1*                         Restated Certificate of Incorporation of the
                             Registrant

3.2*                         Restated Bylaws of the Registrant

4.1** Rights Agreement between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, dated as of May 20, 1998

4.2*** Indenture dated as of June 25, 1999 between Human Genome Sciences, Inc. and The Bank of New York, as trustee, including the form of 5-1/2% Convertible Subordinated Notes due 2006 included in Article II thereof

4.3*** Registration Rights Agreement dated as of June 25, 1999 between Human Genome Sciences, Inc. and the Initial Purchaser

5.1                          Opinion of Piper & Marbury L.L.P.

12.1                         Computation of Ratio of Earnings to Fixed Charges

23.1                         Consent of Ernst & Young LLP, Independent Auditors

23.2                         Consent of Piper & Marbury L.L.P (include in
                             Exhibit 5.1)

24.1                         Powers of Attorney (included on signature page)

25.1 Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Indenture


--------------
* Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

** Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the SEC on May 28, 1998.

*** Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the SEC on June 28, 1999.